Rotenberg & Co., LLP
Certified Public Accountants
1870 Winton Road South
Rochester, New York 14618
585-295-2400
Fax: 585-295-2150


REPORT ON INTERNAL CONTROLS


To the Board of Directors
Bryce Capital Funds

In planning and performing our audit of the financial statements of the Bryce Capital Funds (the Funds) for the year ended June 30, 2007, we considered its internal control, including controls over safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on the internal control.

The management of Bryce Capital Funds (the Funds) is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in any internal control, errors or fraud may occur and may not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control was for the limited purpose described in the preceding paragraph and would not necessarily identify all deficiencies in internal control that might be significant deficiencies or material weaknesses.

A control deficiency exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. A significant deficiency is a control deficiency, or a combination of control deficiencies, that adversely affects the entitys ability to initiate, authorize, record, process, or report financial data reliably in accordance with generally accepted accounting principles such that there is more than a remote likelihood that a misstatement of the entitys financial statements that is more than inconsequential will not be prevented or detected by the entitys internal control. However, we noted no matters involving the internal control, including controls over safeguarding securities, which we consider to be significant deficiencies or material weaknesses as defined above as of June 30, 2007.